Exhibit 10.153
                                    AGREEMENT

        This Agreement (the "Agreement") is made and entered into as of March 16, 1998 between Puget Sound Energy, Inc., a Washington corporation (the "Company"), and Richard L. Hawley (the "Employee"). The term "Parties" refers to the Company and the Employee.

         A. The Company wishes to employ Employee as its Vice President and Chief Financial Officer, and Employee wishes to accept such employment, effective as of March 16, 1998.

         B. The Company wishes to be reasonably assured that Employee will continue with the Company and desires to retain his services and to provide an incentive for Employee to devote his abilities and industry to the success of the Company's business.

         C. The Parties have reached agreement on certain terms and conditions applicable to such employment, and believe that it is in their mutual best interests to enter into a written agreement that specifies those terms and conditions.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the Parties agree as follows:

1.       Employment

         The Company hereby agrees to employ Employee as its Vice President and Chief Financial Officer and to perform the obligations of the Company under this Agreement. Employee hereby accepts employment by the Company and agrees to perform the obligations of Employee under this Agreement The Company agrees that, when and if the Company makes a differentiation among levels of vice presidents, Employee will have a senior officer position and title (e.g., senior vice president or the like).

2.         Term

This Agreement shall commence on the date hereof and shall terminate on the fifth anniversary hereof (the "Term") unless extended prior to such fifth anniversary by written agreement, subject to earlier termination as provided in
Section 10 (Termination Prior to the End of the Term).

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3.       Duties

         Employee shall faithfully and diligently perform such duties and exercise such powers as are customarily expected of the Vice President and Chief Financial Officer of business organizations which are similar to the Company, and as may from time to time be properly assigned to him by the Chief Executive Officer or the Board of Directors of the Company.

4.       Extent of Services

Employee shall devote his full working time, attention and skill to the duties and responsibilities set forth in Section 3. Employee may participate in other businesses as an outside director or investor, provided that Employee shall not actively participate in the operation or management of such businesses.

5.       Salary

         In consideration for the performance of Employee's obligations under this Agreement, the Company shall pay Employee an annual salary of $300,000, which salary shall be subject to prospective adjustment from time to time by the Board of Directors of the Company, in its sole discretion, but shall not be reduced during the term of this Agreement. Employee's salary shall be paid in installments in accordance with the Company's payroll policy for other employees.

6.       Incentive Compensation

         The Employee shall participate in the Company's annual and long-term incentive compensation programs which at present include an annual incentive program, a long-term incentive award and performance share grants. The annual incentive target shall be at least 35% of base salary and the annual portion of long term incentive targets shall be at least 40% of base salary. Employee shall be granted performance share grants of 1200 shares for the 1995-1998 cycle, 2800 shares for the 1996-1999 cycle, 4400 shares for the 1997-2000 cycle and 6400 shares for the 1998-2001 cycle. If the value received by Employee upon settlement of each of the long term incentive award payments for the 1995-1998, 1996-1999 and 1997-2000 cycles is less than $50,000, the Company will make an additional cash payment to Employee so that the minimum settlement of each award cycle will be valued at $50,000.

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7.       Benefits

         Employee shall be entitled to participate in the Company's Retirement Benefit Plan, Investment Plan and Deferred Compensation Plan, in accordance with their terms, each of which may be amended from time to time, and any other benefit plans now or hereafter available to the Company's executive officers. The Company shall provide Employee with medical, life and disability insurance benefits, and other executive benefits, with terms and provisions substantially as favorable to Employee as those provided to other executive officers of the Company. The Company may prospectively amend, eliminate or add to the insurance and benefit programs at any time, in its sole discretion. Employee shall be entitled to paid time off in accordance with Company policies, shall start with a PTO account balance of 25 days and shall annually have at least 25 days credited to his PTO account.

8.       Supplemental Retirement Benefit

         Employee shall accrue a supplemental retirement benefit under the Company's Supplemental Executive Retirement Plan effective as of June 1,
1997 (the "SERP"), as modified by the terms of this Agreement. If Employee completes five year of service to the Company, he shall be entitled to a monthly benefit upon retirement at age 62 equal to one-twelfth of 50% of (a) the annual average of his highest 36 consecutive months of salary paid or payable, plus (b) the average of his highest three annual bonuses paid or payable (collectively, "Earnings"). (The minimum $50,000 annual award for the three LTIP award cycles referred to in Section 6 shall be deemed to be salary for purposes of this SERP calculation). This monthly amount shall be reduced by the monthly amount payable as of the retirement date for the life of Employee under the Company's qualified Retirement Benefit Plan (or, if payable as of another date and/or payable in another form, the Actuarial Equivalent (as defined in the SERP) of the monthly amount payable under the Retirement Benefit Plan as of the retirement date for the life of Employee). Employee may elect to take early retirement after attaining age 55, in which case the monthly benefit will be reduced one-third of one percent for each month that benefits commence prior to the month in which Employee would attain age 62. If Employee's employment with the Company terminates for any reason prior to the completion of five years of service to the Company, the supplemental retirement benefits shall vest at the rate of 20% for each full 12 month period of employment commencing with March 16 1998. For example, if Employee's employment terminates on March 16, 2001, the benefit otherwise payable at age 62 would be 30% of Earnings (60% times 50% equals 30%). If Employee's employment terminates prior to the completion of three years of service, the average Earnings will be determined based upon the period of time actually served. Employee's supplemental retirement benefits will become 100% vested upon the occurrence of a Change of Control (as defined in Section 11), without regard to Employee's number of years of service. Vested benefits shall not be forfeitable for any reason, including the subsequent termination of
Employee's employment by the Company with or without cause. Except as specifically set forth herein, Employee's supplemental retirement benefit shall be subject to the terms and conditions of the SERP. In the event of conflict between the terms of the SERP and the terms of this Agreement, this Agreement shall be controlling, unless applying the terms of the SERP would result in a greater benefit to Employee. For purposes of determining the benefit payable under the SERP in the event of Employee's Disability (as defined in the SERP) or death, Employee shall be credited with three Years of Service (as defined in the SERP) under the SERP for each 12 months of service after March 16. 1998.
Employee may elect any alternate form of payment of supplemental retirement benefits permitted by the SERP. No amendment or termination of the SERP shall alter the terms of this Agreement in a manner that would diminish the benefits payable hereunder. The provisions of this Section 8 shall survive the expiration of the Term and any termination of this Agreement.

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9.       Expenses

         The Company shall reimburse Employee for reasonable expenses incurred by Employee in promoting the business of the Company, subject to the Company's expense reimbursement policies, which may be amended from time to time.

10.      Termination Prior to the End of the Term

         10.1 The Company may terminate this Agreement for cause prior to the end of the Term. For the purposes of this Agreement, "cause" shall mean (a) the willful and continued failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), for a period of 30 days after written notice of demand for substantial performance has been delivered to Employee by the Board of Directors which specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties, or (b) the willful engaging by Employee in gross misconduct materially and demonstrably injurious to the Company, as determined by the Board of Directors after notice to Employee and an opportunity for a hearing. No act, nor failure to act, on Employee's part shall be considered "willful" unless he has acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of the Company. If the Board of Directors of the Company terminates Employee's employment for "cause," the Company shall be obligated to pay to Employee under this Agreement his current base salary plus accrued vacation as well as any other compensation actually accrued through the date of termination, and Employee shall remain entitled to any supplemental retirement benefit which has become vested pursuant to this Agreement.

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         10.2 The  Company  may, at its option and at any time,  terminate  this
Agreement prior to the end of the Term, without cause. In the event that the Company exercises this right, Employee shall be entitled to receive (a) all compensation and benefits earned through the date of termination, (b) a pro rata portion (based on the portion of the year elapsed prior to the date of termination) of the annual target bonus for the year in which the termination occurs, (c) a pro rata portion (based on the portion of the award cycle elapsed prior to the date of termination and the performance of the Company against the target benchmarks during that period) of the target award under long-term incentive compensation programs (whether or not then fully vested), and (d) continuation of his base salary at the level in effect as of the date of termination, plus $50,000 per year, for two years. In the event of a termination without cause before Employee's supplemental retirement benefits have become fully vested under the terms of this Agreement, Employee shall be credited with two additional years of service for purposes of determining the supplemental retirement benefit payable pursuant to Section 8 of this Agreement.

         10.3 The Term shall terminate in the event Employee dies, or is unable to perform his duties as a result of "Disability." In the event of a termination under this subsection, Employee or his estate shall be paid all compensation and benefits earned through the date of such termination, including prorated payments under annual and long-term incentive compensation programs, and shall be entitled to receive benefits under any salary continuation plan that the Company may have in effect as of the date of such termination and under the SERP, as modified by this Agreement "Disability" means a physical or mental condition that entitles Employee to benefits under the Company's long-term disability plan.

11.      Change in Control

         11.1 The Board of Directors, in the exercise of its responsibility to serve the best interests of the shareholders of the Company, may at any time consider a merger or acquisition proposal that could result in a Change of Control of the Company. In order to avoid any adverse affect on Employee's performance under this Agreement that might be caused by uncertainties concerning his tenure and treatment by the Company in the event of such a Change in Control, the Company has agreed to provide certain benefits to Employee in certain circumstances involving a Change of Control of the Company in accordance with the provisions of this Section. For purposes of this Agreement a Change in Control shall mean the occurrence of any one of the following actions or events:

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         (a) The  acquisition by any  individual,  entity or group of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of (i) 20% or more of either (A) the outstanding Company Common Stock or (B) the outstanding Company voting securities; provided, however, that the following acquisitions shall not constitute a Change of Control: (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a business combination, if, following such business combination, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Section 11.1 are satisfied; or

     (b) A "Board Change" which, for purposes of this Agreement, shall have occurred if a majority of the seats on the Board are occupied by individuals who were neither (i) nominated by a majority of the Incumbent Directors nor (ii) appointed by directors so nominated ("Incumbent Director" means a member of the Board who has been either (i) nominated by a majority of the directors of the Company then in office or (ii) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board); or

         (c) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or a Business Combination (which means (A) a reorganization, exchange of securities, merger or consolidation of the Company or (B) the sale or other disposition of all or substantially all the assets of the Company) unless, in the case of a Business Combination, immediately following such Business Combination, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from or effecting such Business Combination and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company voting securities immediately prior to such Business Combination in substantially the same proportion as their ownership, immediately prior to such Business Combination, of the outstanding Company Common Stock and outstanding Company voting securities, as the case may be, (ii) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from or effecting such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from or effecting such Business Combination were (or were approved by a majority of) the Incumbent Directors at the time of the execution of the initial agreement or action of the Board providing for such Business Combination.

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         11.2 In the event that a Change in Control  occurs,  whether  during or after the term of this Agreement, and Employee's employment is terminated prior to the expiration of three years following the date of the Change of Control, whether by the Company or its successor or by Employee, Employee shall be entitled to receive the benefits described in Subsection 11.3. These are in substitution for, and not in addition to, the benefits described in Subsection 10.2.

         11.3 In the event of a termination of Employee's employment as described in Subsection 11.2, the Company shall provide to Employee the following benefits:

                  (a) Employee's full base salary earned through the termination date, plus payment for all accrued vacation and any deferred compensation to which Employee is entitled for the fiscal year most recently ended prior to Employee's termination, any annual or long-term incentive payment which has been earned but not yet paid, and a pro rata portion (based on the portion of the year elapsed prior to the date of termination) of the annual target bonus for the year in which the termination occurs ; plus

                  (b) Within 30 days following the date of termination, an amount equal to three times the sum of Employee's annual base salary and his annual target bonus at the rates in effect as of the date of termination (or the rates in effect for the prior fiscal year, if higher). However, if Employee would attain age 62 within three years after the date of termination, the multiplier in the preceding sentence shall be reduced from three to that fraction of three representing the number of months remaining to the date Employee would attain age 62, divided by 36. For example, if 18 months remain to age 62, the multiplier would be 18/36 x three = 1.5.

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                  (c) The  Company  shall  maintain in full force and effect for three years following the date of termination all employee health and welfare benefit plans, programs and policies, including any life or health insurance plans in which Employee was entitled to participate immediately prior to termination, provided that Employee is qualified to participate under the general terms and provisions of such plans, programs and policies. In the event that Employee's participation in any such plan, program or policy is not possible under its terms and conditions, the Company shall at its option either arrange for Employee to receive benefits substantially similar to those which Employee would have been entitled to receive under each plan, program or policy, or pay to employee an amount equal to the premiums that the Company would pay on Employee's behalf for participation in such plan, program or policy. At the end of the period of coverage, Employee will have the option to receive an assignment at no cost, and with no apportionment of prepaid premiums, any assignable insurance policies owned by the Company and relating to Employee, and to take advantage of any conversion privileges pertinent to the benefits available under Company policies.

                  (d) In addition to the regular payment of benefits to which Employee is entitled under the retirement plans or programs in effect on the date of Employee's termination, which shall not be affected by such termination, the Company shall pay to Employee in cash when Employee attains age 62, or such earlier retirement date as Employee may elect, an amount equal to the actuarial equivalent of the additional retirement compensation to which Employee would have been entitled under the terms of such retirement plans or programs (without regard to vesting) had Employee continued in the employ of the Company for three years (but not beyond age 62) following the date of termination at Employee's base salary rate as of the date of termination. For purposes of this calculation, the actuarial equivalent shall be determined by assuming survival to age 80. Employee shall have the option to elect to receive within 120 days following the date of termination the present value equivalent, discounted at seven percent, of this additional payment assuming retirement at Employee's age on the date of termination. If Employee has not yet attained age 55 by the date of termination, the present value equivalent of the additional payment shall be calculated assuming retirement at age 55.

                  (e) Employee shall waive all rights to receive shares of common stock of the Company issuable upon exercise of options granted to employee under the Company's stock option plans. In return for that waiver with respect to any stock options, Employee shall be entitled to receive, within 30 days following the date of termination, a payment equal to the difference between the amount payable by Employee to acquire such stock, whether or not then fully vested, and the higher of (1) the average of the last sale prices of the Company's (or its successor's) Common Stock on the New York Stock Exchange in each of the twenty business days preceding the date of termination or (2) the highest price per share actually paid for any of the Company Common Stock in connection with any Change in Control of the Company.

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                  (f) with  respect  to all  performance  awards  granted to the
Executive pursuant to the Company's Long-Term Incentive Plan or any successor plan that are outstanding immediately prior to the date of termination, the Company shall also issue to the Executive within 30 days after the date of termination:

                         (i) cash equal to the higher of (1) the  average of the
last sale prices of the Company's (or its successor's) Common Stock on the New York Stock Exchange in each of the twenty business days preceding the date of termination or (2) the highest price per share actually paid for any of the Company Common Stock in connection with the Change in Control, multiplied by aggregate number of shares of the Company's Common Stock (or, if the event that triggered the Effective Date is a Business Combination, the equivalent number of shares of the then outstanding common stock of the corporation resulting from or effecting such Business Combination into which such shares of Common Stock have been converted) equal to the greater of (x) the total number of the shares payable at the target award level upon full vesting of each such performance award and (y) such higher number of shares payable upon full vesting of each such award if the Company achieved for each four-year award cycle the percentile ranking against the comparable universe of EEI companies which the Company had achieved for the applicable cycle during the period commencing upon the starting year of such cycle and ending with the fiscal quarter immediately preceding the date of termination; and

                           (ii)  cash  equal  to  the  amount  of  the  dividend
equivalents associated with the shares issuable under subparagraph (i) above, in accordance with the Incentive Plan.

               (g) Notwithstanding any other provisions of this Agreement, if any severance benefits under Section 11 of this Agreement, together with any other Parachute Payments (as defined under Internal Revenue Code Section 280(G)(b)(2) or any successor provision) made by the Company to Employee, if any, are characterized as Excess Parachute Payments (as defined in Internal Revenue Code, Section 280(G)(b)(1) or any successor provision), then the Company shall pay to Employee, in addition to the payments to be received under this Section, an amount equal to the excise taxes imposed by Section 4999 of the Code or any successor provision on Employee's Excess Parachute Payments, plus an amount equal to the federal and, if applicable, state income taxes which will be payable to Employee as a result of this additional payment.

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                  (h) the Executive may, by giving written notice to the Company at least 120 days prior to receipt of regulatory approval from the Washington Utilities and Transportation Commission for the Change of Control, elect to receive the Actuarial Equivalent (as defined in the SERP) lump sum value of the normal form of payment of SERP benefits, or to have the Actuarial Equivalent lump sum value transferred to the Company's Deferred Compensation Plan or any successor deferred compensation plan. If the Executive is younger than the minimum age for eligibility for payment of SERP benefits, the Executive in his notice to the Company may elect to receive the discounted present value, using a seven percent discount rate, of the Actuarial Equivalent lump sum value of the SERP benefits to which the Executive would be entitled at the minimum age.

         Employee shall not be required to mitigate the amount of any payment due hereunder by seeking other employment and, except as provided in the next sentence, the payments due hereunder shall not be affected by any other employment which Employee may obtain. If Employee accepts a position with another employer during the period for payment of employee benefits under
Section 1 1.3 (c), then the Company's obligation to pay such employee benefits will cease as of the date of Employee's new employment, provided, however, that the Company will continue such benefits for the full period to the extent that they exceed the comparable benefits from such other employment.

         If the Company adopts new or revised change of control agreements for its executives after the date of this Agreement which contain terms more favorable to Company executives than the terms contained in this Agreement, the provisions of this Section shall be amended to reflect such terms. The amendment shall not, however, diminish Employee's rights and benefits under this Agreement.

         The provisions of this Section 11 shall survive the expiration of the Term and any termination of this Agreement,

12.     Indemnification

        The Company shall defend, indemnify and hold Employee harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Employee's service as an officer or employee (or director if Employee is elected and serves as a director) of the Company and/or any of its affiliates and subsidiaries to the fullest extent allowed by law. The Company shall assure that Employee remains covered by the Company's policies of directors' and officers' liability insurance for six years following the date of termination.

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13.      Confidentiality

         Employee shall not, during the term of this Agreement or thereafter, use for his own purposes or disclose to any other person or entity any confidential information concerning the Company, its affiliates or subsidiaries, or any of their business operations, except as may be consistent with his duties hereunder or as may be required by order of a court of competent jurisdiction. Confidential information shall include, without limitation, any information, formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or entities.

14.      Noncompetition

         14.1 During the term of his employment with the Company and for a period of two years following any voluntary termination by Employee, Employee shall not, without the prior written consent of the Company which shall not be unreasonably withheld, perform services for any person or entity engaged in the business of selling or distributing electric power or natural gas in the states of Washington, Oregon or Idaho in competition with the Company.

         14.2 Employee agrees that damages for breach of the covenants contained in this Section would be difficult to determine and therefore agrees that these provisions may be enforced by temporary or permanent injunction. The right to such injunctive relief shall be in addition to and not in place of any other remedies to which the Company may be entitled.

         14.3 Employee agrees that the provisions of this Section are reasonable. However, if any court of competent jurisdiction determines that any provision within this Section is unreasonable in any respect, the Parties intend that this Section should be enforced to the fullest extent allowed by such court.

15.      Payments and Disputes

         For purposes of this Agreement, the date of termination will be the date written notice of termination is given by Employee or the Company. The amounts specified in Sections 11.3 (a) and 11.3(b) will be paid no more than ten business days after the date of termination. In the event that any payments due hereunder shall be delayed for any reason for more than ten business days from the date due, the amounts due shall bear interest at the rate of 12% per annum until paid.

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

         Any dispute between the Parties hereto with respect to any of the matters set forth herein shall be submitted to binding arbitration in city of Seattle, state of Washington. Either Party may commence the arbitration by delivery of a written notice to the other, describing the issue in dispute and its position with regard to the issue. If the Parties are unable to agree on an arbitrator within 30 days following delivery of such notice, the arbitrator shall be selected by a Judge of the Superior Court of the State of Washington for King County upon three days' notice. Discovery shall be allowed in connection with any such arbitration to the same extent permitted by the Washington Rules of Civil Procedure but either Party may petition the arbitrator to limit the scope of such discovery, in which event the arbitrator shall determine the extent of discovery allowable in connection with the dispute in question. Except as otherwise provided herein, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect for expedited proceedings. The award of the arbitrator shall be final and binding, and judgment upon an award may be entered in any court of competent jurisdiction. The arbitrator shall hold a hearing, at which the Parties may present evidence and argument, within 30 days of his or her appointment, and shall issue an award within 15 days of the close of the hearing. The Company will pay all fees and expenses, including attorneys' fees and the cost of the arbitrator, incurred by Employee in good faith in contesting or disputing any termination for cause or in seeking to obtain or enforce any right or benefit provided by this Agreement.

16.      Notices

         All notices or other communications required or permitted by this Agreement shall be in writing and shall be sufficiently given if sent by certified mail, postage prepaid, addressed as follows:

         If to Employee, to:

                  Richard L. Hawley
                  6134 147th Place SE
                  Bellevue, WA 98006_

         If to Company:



[07770-0016/RH.doc]


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

                  Puget Sound Energy, Inc.
                  P.O. Box 97034
                  Bellevue, WA 98009-9734
                  Attention:  Corporate Secretary
                  Facsimile:  (206) 462-3300

         Any such notice or communication shall be deemed to have been given as of the date mailed. Any address may be changed by giving written notice of such change in the manner provided herein for giving notice.

17.      Waiver of Breach

         The waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

18.      Binding Effect

         This Agreement shall be binding upon and inure to the benefit of the Parties, and their successors, legal representatives and heirs, including any successor to the Company's business or assets by merger, consolidation, sale of assets or otherwise.

19.      Entire Agreement

         This Agreement contains the entire understanding of the Parties with regard to the subject matter of this Agreement and may only be changed by written agreement signed by both Parties. Any and all prior discussions, negotiations, commitments and understandings related thereto are merged herein.

20.      Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the laws of the state of Washington, without giving effect to principles and provisions thereof relating to conflict or choice of laws and irrespective of the fact that any one of the Parties is now or may become a resident of a different state.

21.      Validity

         In case any term of this Agreement shall be invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement shall not in any way be affected thereby.

[07770-0016/RH.doc]

22.      Counterparts

         This Agreement may be executed in counterparts, each of which shall be deemed to be an original.



         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.



                                                   PUGET SOUND ENERGY, INC.



                                                   By   /s/ Steve McKeon
                                                   ------------------------
                                                   Steve McKeon


                                                   /s/ Richard L. Hawley
                                                   ------------------------
                                                   RICHARD L HAWLEY




[07770-0016/RH.doc]


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